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                                                          EXHIBIT B-9



                           FIFTH AMENDMENT TO AMENDED
                     AND RESTATED REVOLVING CREDIT AGREEMENT


Harris Trust and Savings Bank
111 West Monroe Street
Chicago, Illinois

Gentlemen:

     The undersigned, Thor Industries, Inc., a Delaware corporation (the "BORROWER") refers to the Credit Agreement dated as of December 4, 1992 (as amended through and including the Fourth Amendment thereto dated as of August 31, 1995, the "CREDIT AGREEMENT") and currently in effect between the Borrower, the Banks party hereto, and Harris Trust and Savings Bank, as Agent. All capitalized terms used herein without definition shall have the same meanings as they have in the Credit Agreement. The Borrower hereby applies to the Banks for certain modifications to the Credit Agreement and the Borrower's borrowing arrangements with the Banks.

     Accordingly, upon the Banks' acceptance hereof in the space provided for that purpose below, this letter shall serve as an agreement between the Borrower and the Banks amending the Credit Agreement as follows:

     1. The definition of "Termination Date" appearing in Section 1 shall be deleted in its entirety and shall be and hereby is amended as follows:

     "TERMINATION DATE" means November 29, 1996.

     2. The definition of "Prime Rate" appearing in Section 1 shall be deleted in its entirety.

     3. The definition of "Domestic Rate" shall be added in Section 1 and shall read as follows:

     "DOMESTIC RATE" means, for any day, the greater of (i) the rate of interest announced by the Agent from time to time as its prime commercial rate, as in effect on such day; or (ii) the sum of (x) the rate determined by the Agent to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for the sale to the Agent at face value of Federal funds in an amount equal or comparable to the principal amount owed to the


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     Agent for which such rate is being determined, PLUS (Y) 1/2 of 1% (.5%).

     4. The definition of "Prime Rate Loan" appearing in Section 1 shall be deleted in its entirety .

     5. The definition of "Domestic Rate Loan" shall be added in Section 1 and shall read as follows:

     "DOMESTIC RATE LOAN" means a Revolving Credit Loan bearing interest prior to maturity at the rate specified in Section 2.4(a).

     6. All references in the Credit Agreement to "Prime Rate" shall be deleted and "Domestic Rate" substituted in lieu thereof.

     7. All references in the Credit Agreement to "Prime Rate Loan" shall be deleted and "Domestic Rate Loan" substituted in lieu thereof.

     8. Section 2.4(a) of the Credit Agreement is hereby amended in its entirety and so amended shall read as follows:

     (a) Each Domestic Rate Loan made by a Bank shall bear interest on the unpaid principal thereof from the date such Domestic Rate Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Domestic Rate in effect minus 2.00% per annum payable on the last Business Day of each March, June, September and December.

     9. In order to induce the Banks to execute and deliver this Fifth Amendment, the Borrower hereby represents to the Banks that as of the date hereof and as of the time that this Fifth Amendment becomes effective, each of the representations and warranties set forth in Section 3 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 3 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Banks) and the Borrower is in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default as defined in the Credit Agreement as amended hereby nor any Potential Event of Default as so defined, shall have occurred and be continuing.

     10. This Fifth Amendment shall not become effective unless and until all of the following conditions have been satisfied:

          (a) The Agent shall have received copies executed or certified (as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent any Bank may request.


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          (b)  All legal matters incident to the execution and delivery hereof and of the other instruments and transactions contemplated hereby shall be satisfactory to the Agent and its counsel.

     11. This Fifth Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be an original but all of which to constitute one and the same instrument. Except as specifically amended and modified hereby, all of the terms and conditions of the Credit Agreement shall stand and remain unchanged and in full force and effect. No reference to this Fifth Amendment need be made in any note, instrument or other document making reference to the Credit Agreement, any reference to the Credit Agreement in any of such to be deemed to be a reference to the Credit Agreement as amended hereby. All capitalized terms used herein without definition shall have the same meanings herein as they have in the Credit Agreement. The Borrower agrees to pay all out-of-pocket costs and expenses incurred by the Banks in connection with the preparation, execution and delivery of this Fifth Amendment and the documents and transactions contemplated hereby, including the fees and expenses of Messrs. Chapman and Cutler with respect to the foregoing. This instrument shall be construed and governed by and in accordance with the laws of the State of Illinois.

Dated as of November 3O, 1995.

                              THOR INDUSTRIES, INC.


                              By:
                                 --------------------------------
                              Its:
                                  -------------------------------

     Accepted and agreed to as of the date and year last above written.

                              HARRIS TRUST AND SAVINGS BANK,
                              in its individual capacity as Bank and as Agent


                              By:
                                 --------------------------------
                                 Its Vice President


                              BANK ONE, COLUMBUS, NA


                              By:
                                 --------------------------------
                              Its:
                                  -------------------------------


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